EXHIBIT 3.18

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMMUNICATION INTELLIGENCE CORPORATION

It is hereby certified that:

1.           The name of the corporation is Communication Intelligence Corporation (hereinafter called the “Corporation”).

2.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking paragraph (a) of Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

“FOURTH:     The total number of shares which the Corporation shall have authority to issue is 1,074,500,000 of which 1,050,000,000 shares shall be Common Stock, par value $0.01 per share, and 24,500,000 shares shall be Preferred Stock, par value $0.01 per share, of which 2,000,000 shares are designated as Series A-1 Preferred Stock, 14,000,000 shares are designated Series B Preferred Stock and 4,100,000 shares are designated Series C Preferred Stock.”

The balance of Article Fourth shall remain unchanged.

3.           This Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.           This Certificate of Amendment shall be effective as of the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Craig Hutchison, its Vice President and Assistant Treasurer, as of December 31, 2010.

COMMUNICATION INTELLIGENCE
CORPORATION

By: /S/ Craig Hutchison
Name:      Craig Hutchison
Title:        Vice President and Assistant Treasurer